July 1, 1995 UNAUDITED

CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 1, 1995 and December 31, 1994
(In thousands)

                                            July 1,      December 31,
                                             1995           1994
 ASSETS
 CURRENT ASSETS
 Cash                                    $     3,547    $     1,832
 Accounts receivable                         106,722         81,859
 Inventories                                 168,863        157,356
 Other current assets                         26,245         19,610
     Total current assets                    305,377        260,657
 NON-CURRENT ASSETS
 Property, plant and equipment               124,816        117,105
 Cost in excess of acquired net assets        50,040         43,429
 Other assets                                 11,330         11,137
                                         $   491,563    $   432,328


 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes payable                           $    73,212    $    39,670
 Accounts payable                             51,280         47,000
 Accrued expenses                             34,146         33,369
 Income taxes payable                          4,757          4,138
 Other current liabilities                    18,732         14,865
     Total current liabilities               182,127        139,042
 NON-CURRENT LIABILITIES
 Long-term debt                               54,000         54,000
 Accrued postretirement liability              8,493          8,698
 Deferred income taxes                         7,061          6,681

 STOCKHOLDERS' EQUITY
 Common stock                                  5,336          5,336
 Additional paid-in capital                   60,022         62,241
 Retained earnings                           231,730        218,837
 Accumulated translation adjustment            7,777          1,858
 Treasury stock at cost                      (62,408)       (54,213)
 Deferred compensation                        (2,575)       (10,152)
     Total stockholders' equity              239,882        223,907

                                         $   491,563    $   432,328

See accompanying notes to the consolidated financial statements.
                                  - 3 -